Exhibit 99.1

News Release
CRESTWOOD MIDSTREAM PARTNERS LP
700 Louisiana Street, Suite 2550
Houston, TX 77002
www.crestwoodlp.com

Crestwood Midstream Announces Fourth Quarter and Full Year 2014

Financial and Operating Results and Provides 2015 Outlook

HOUSTON, TEXAS, February 24, 2015 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) reported today its financial and operating results for the three months and twelve months ended December 31, 2014, and provided its 2015 outlook.

Fourth Quarter and Full-Year 2014 Highlights

•	Adjusted EBITDA in the fourth quarter 2014 was $117.7 million, a 29% increase over the fourth quarter 2013. Full-year 2014 Adjusted EBITDA totaled $442.5 million.

•	Fourth quarter 2014 net loss totaled $60.4 million, compared to a net loss of $42.3 million in the fourth quarter 2013. Net loss for the year 2014 totaled $21.9 million. Net loss for the fourth quarter and full-year 2014 includes an $83.1 million non-cash charge for impairments of goodwill and other long-lived assets.

•	Distributable cash flow in the fourth quarter totaled $89.1 million, a 39% increase over fourth quarter 2013. Full-year 2014 distributable cash flow totaled $328.1 million.

•	Cash distribution coverage ratio was 1.05x for the fourth quarter and 0.97x for full-year 2014. Crestwood paid its fourth quarter cash distribution of $0.41 per common unit, or $1.64 per common unit on an annualized basis, on February 13, 2015.

2015 Guidance Highlights

•	Adjusted EBITDA of $480 million to $510 million, a 12% increase over 2014 assuming mid-point of the 2015 estimate.

•	Distributable cash flow of $335 million to $365 million, a 7% increase over 2014 assuming mid-point of the 2015 estimate.(1)

•	Cash distributions of $1.64 per common unit with improving full-year 2015 cash distribution coverage ratio.(1)

•	Formalized cost cutting initiatives to be completed in the first half of 2015 to generate $25-$30 million per year of run-rate cost reductions.

“Consistent with our 2014 objectives, in the fourth quarter Crestwood delivered another quarter of improved Adjusted EBITDA, distributable cash flow and distribution coverage. This marks five consecutive quarters of improving sequential operating results and highlights the benefit of our balanced and diverse operating platform to produce consistent results in a challenging market environment,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner.

“Despite the recent decline in commodity prices, Crestwood expects to deliver continued growth in volumes and cash flow in 2015. With more than 90% of our cash flow generated under fixed-fee contracts, we expect meaningful contributions from the $535 million invested in growth capital projects, acquisitions and joint ventures primarily in the Marcellus, Bakken and PRB Niobrara during 2014. Crestwood’s 2015 forecast also reflects year-over-year growth from current producer development plans including a substantial

-more-

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inventory of drilled-but-uncompleted wells and the take-or-pay and cost of service contracts in our portfolio. Additionally, the company-wide cost savings program should ‘right-size’ the company to support more efficient operations in the current market cycle.”

“In 2015 we are continuing our strategy to maintain our current cash distribution level to further improve distribution coverage and strengthen our balance sheet which over time should lead to a lower cost of capital. We will continue to explore strategies designed to position Crestwood for long-term growth, such as completing the drop-down of Crestwood Equity Partners’ (“CEQP”) NGL business, enhancing our current GP sponsorship structure and executing strategic and bolt-on acquisitions around our existing operating footprint to take advantage of synergies,” added Phillips.

Fourth Quarter 2014 Segment Results

Gathering and Processing segment EBITDA totaled $49.4 million, exclusive of non-cash goodwill and other long-lived asset impairments noted below, in the fourth quarter 2014, compared to $47.5 million in the fourth quarter 2013, excluding $31.4 million of non-cash accruals for the Antero Resources (“Antero”) earn-out. During the fourth quarter 2014, average natural gas gathering volumes increased 15% to 1,251 million cubic feet per day (“MMcf/d”), processing volumes were down 6% to 187 MMcf/d and compression volumes reached a record 658 MMcf/d, up 89% over the fourth quarter 2013. Marcellus, PRB Niobrara and Barnett gathering volumes were the primary drivers of growth increasing 36%, 44% and 4%, respectively, over the fourth quarter 2013, while Fayetteville gathering volumes declined by 30% compared to the fourth quarter 2013.

Storage and Transportation segment EBITDA totaled $38.7 million in the fourth quarter 2014, compared to $33.6 million in the fourth quarter 2013. The increase was due to higher throughput on firm contracts and increased interruptible service volumes resulting from strong Marcellus dry-gas producer activity and wider basis spreads in the Northeast. Storage and transportation volumes averaged approximately 2,094 MMcf/d in the fourth quarter 2014 (a 21% increase over the fourth quarter 2013). During the fourth quarter 2014, volumes on the MARC I pipeline increased 12% over the fourth quarter 2013. Tres Palacios contributed volumes of approximately 235 MMcf/d during December 2014.

NGL and Crude Services segment EBITDA totaled $43.4 million, excluding goodwill and other long-lived asset impairments noted below, in the fourth quarter 2014, a 110% increase from $20.7 million in the fourth quarter 2013. Segment EBITDA growth was driven primarily by the Arrow gathering system, which contributed $19.8 million compared to $4.2 million in the fourth quarter 2013, and the COLT Hub which contributed $15.9 million compared to $10.0 million in the fourth quarter 2013. On the Arrow system average crude oil, natural gas and produced water gathering volumes in the fourth quarter 2014 were 66 thousand barrels per day (“MBbls/d”), 43 MMcf/d and 19 MBbls/d, respectively, up 39%, 213% and 69%, respectively over the fourth quarter 2013. Crude rail loading volumes at the COLT Hub in the fourth quarter 2014 were 112 MBbls/d, an increase of 31% from the fourth quarter 2013, while COLT Connector crude pipeline volumes averaged 37 MBbls/d, a 91% increase over 2013.

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Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $21.8 million in the fourth quarter 2014, compared with $36.7 million in the fourth quarter 2013. Fourth quarter 2013 corporate expenses included $15.9 million of transaction-related expenses incurred primarily for the Crestwood-Inergy merger.

Full-Year 2014 Segment Results

Gathering and Processing segment EBITDA totaled $198.8 million, exclusive of the non-cash goodwill and other long-lived asset impairments noted below and the non-cash accrual for the Antero earn-out, during 2014. Full-year 2014 results were driven by a 16% increase in average natural gas gathering volumes to 1,214 MMcf/d, an 84% increase in average compression volumes to 542 MMcf/d, offset by 10% lower processing volumes to an average of 190 MMcf/d. The higher volumes from the Marcellus and Niobrara area assets were largely due to the completion of capital projects and investments totaling $191 million and $105 million, respectively, during 2014.

Storage and Transportation segment EBITDA totaled $149.0 million during 2014. Full-year 2014 results include the full-year contribution of the Northeast Marcellus assets and higher usage on firm storage and transportation contracts, increased volumes from interruptible services and wider basis spreads on Northeast pipelines during the third and fourth quarters of 2014. During the full year 2014, storage and transportation volumes averaged approximately 2,059 MMcf/d (a 21% increase over 2013).

NGL and Crude Services segment EBITDA totaled $141.1 million, exclusive of the non-cash goodwill and other long-lived asset impairments noted below, during 2014. Full-year results benefited from the contribution of the Arrow assets, acquired in November 2013, and the expansion of the COLT facility in the second quarter 2014. In 2014, crude oil, natural gas and produced water gathering volumes on the Arrow system averaged 58 MBbls/d, 33 MMcf/d and 18 MBbls/d, respectively. During 2014, average crude rail loading volumes at COLT Hub were 110 MBbls/d, up 33% and COLT Connector pipeline volumes were 32 MBbls/d, up 58% when compared to 2013. In 2014, Crestwood invested approximately $98 million on facility expansions in the Bakken.

Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $85.4 million in 2014. The full-year 2014 included $13.9 million of transaction and environmental related costs.

Goodwill and Other Long-Lived Asset Impairments

Generally Accepted Accounting Principles (“GAAP”) require that goodwill and other long-lived assets be recorded at fair value at the time assets are acquired and further require annual analysis to assess the periodic impairment of assigned values. As a result of this analysis in the fourth quarter 2014, CMLP reduced goodwill and other long-lived assets by $48.8 million and $34.3 million, respectively. Of the $83.1 million impairment, $51.3 million reflects a decrease in customer drilling activity in our Fayetteville and Granite Wash systems in response to the decrease in commodity prices. Additionally, we concluded that permitting delays at the proposed Watkins Glen NGL storage facility and lower cash flows

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from our US Salt operations have impacted the carrying value of goodwill and intangible assets assigned to those assets at the time of the Crestwood-Inergy merger, primarily resulting in a $31.8 million non-cash charge during the fourth quarter 2014.

Capital Spending and Liquidity

Total capital expenditures, joint venture contributions, and acquisitions for the year ended December 31, 2014 were approximately $535 million, comprised of approximately $320 million growth project capital, $175 million of joint venture contributions, $20 million of acquisition capital and $20 million of maintenance capital. Growth capital projects and acquisitions were focused on capacity expansions and new services in the Marcellus, Bakken, PRB Niobrara, and Delaware Permian plays.

The 2014 capital program was primarily funded by the issuance of $440 million of Class A preferred units, consisting of 17,529,879 Class A Units under a $500 million preferred equity commitment received in June 2014. As of December 31, 2014, Crestwood has $60 million of remaining equity commitment under this agreement.

At December 31, 2014, Crestwood had approximately $2,013 million of debt outstanding, composed primarily of $1,450 million of fixed-rate senior notes and approximately $555 million outstanding under its revolving credit facility. The revolving credit facility has a maximum borrowing capacity of $1.0 billion and matures in 2019.

Additionally, during 2014 Crestwood filed a registration statement for the sale of up to $300 million of common units under an at-the-market (“ATM”) offering program that it can issue at its option. At December 31, 2014, no units have been issued under the ATM offering program.

2015 Outlook and Strategic Plan

The following projections for 2015 are based on management’s current estimates and assumptions including producer and customer forecasts for services and are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Adjusted EBITDA of $480 million to $510 million, a 12% increase over 2014 assuming mid-point of the 2015 estimate.

•	Distributable cash flow of $335 million to $365 million, a 7% increase over 2014 assuming mid-point of the 2015 estimate.(1)

•	Cash distributions of $1.64 per common unit with improving full-year 2015 cash distribution coverage ratio.(1)

•	Growth project capital spending and joint venture contributions in the range of $115 million to $125 million.

•	Maintenance capital spending in the range of $22 million to $25 million.

•	Key assets to be expanded, based on current producer activity forecasts, include the Bakken Arrow gathering system, PRB Niobrara Jackalope gathering system and Bucking Horse processing plant, and Marcellus dry-gas North-South and MARC I pipelines.

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Cost Reduction Initiative

Due to the recent decline in commodity prices and expectation for a prolonged period of price weakness, many of our customers have indicated a lower level of development activity across our asset portfolio in 2015. As a result, we have initiated a program to immediately realign Crestwood’s cost structure while maintaining our strong commitment to safety, compliance and customer service. This enterprise-wide initiative is expected to achieve run-rate cost savings of $25-$30 million, during the first half of 2015, by streamlining the organization to increase efficiency and improve effectiveness. Approximately $15 million of the overall cost savings is expected to contribute to 2015 forecasted results and will be accomplished through operational and support function consolidations and a reduction in work force.

Business Update and Outlook

Marcellus Shale

During the fourth quarter and full year 2014, Crestwood connected 11 and 60 Antero wells, respectively, to its gathering system resulting in average gathering volumes of 629 MMcf/d and 598 MMcf/d, respectively. Fourth quarter 2014 compression volumes averaged 658 MMcf/d, 89% higher than the fourth quarter 2013, due to the completion of numerous compression station projects for Antero in 2014. Fourth quarter 2014 gathering volumes were 36% above the fourth quarter 2013, but 3% lower than the third quarter 2014 largely due to a slowdown in Antero completion activity and downstream processing and take away capacity constraints.

In late January 2015, Antero announced a reduction in its drilling budget along with a deferral of completions in the Marcellus during the second and third quarters of 2015 in order to limit natural gas volumes sold into local unfavorable pricing markets. Antero expects access to favorable pricing markets will improve with the startup of a new 1.4 Bcf/d regional pipeline, which is currently anticipated to be in-service during the fourth quarter of 2015.

Entering 2015, Antero had approximately 30 drilled but uncompleted wells on the Crestwood gathering system, approximately one-third of which we now expect to be completed throughout the year. Crestwood believes that Antero drilling and completion activity will resume in its area of dedication as the downstream takeaway constraints are lifted later in 2015. Crestwood forecasts Antero’s 2015 gathering volumes to average approximately 600 MMcf/d and generate EBITDA in the range of $85-$90 million in 2015.

Crestwood’s Northeast pipelines transported 1,401 MMcf/d and 1,319 MMcf/d for the fourth quarter and full year 2014, respectively. During 2014, Crestwood increased its firm subscriptions on both the North-South and MARC I systems and placed a 200 MMcf/d North-South system expansion into service which is fully contracted with long-term firm transportation agreements at maximum rates. In conjunction with the expansion, Crestwood negotiated the extension of existing contracts which, as of December 31, 2014, extended the North-South pipeline’s weighted average contract tenor to 4 years.

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In Northeast storage, approximately 40% of our 40 Bcf Northeast firm storage capacity was up for renewal in 2015. Crestwood has successfully renewed and extended contracts for the majority of this capacity at existing rates, and as a result, we are now 95% subscribed across all of our Northeast storage facilities throughout the remainder of 2015 and have a remaining weighted average contract term of approximately 2.6 yrs. Based upon current firm storage and transportation contracts and the full-year impact of the North-South expansion project, Crestwood expects its Northeast storage and transportation business to generate EBITDA in the range of $140-$145 million in 2015.

Looking forward, we have recently executed a 100 MMcf/d precedent agreement on our MARC I Pipeline to anchor a new supply interconnect with Access Midstream and a 300 MMcf/d interconnect expansion with Transcontinental Gas Pipe Line. We plan to conduct a binding open season during first quarter of 2015 to solicit further interest in this expansion. We are also continuing to develop our MARC II Pipeline Project, designed to provide up to 1 Bcf/d of delivery alternatives, for our Northeast customers to access the proposed PennEast Pipeline. Following the strong response we received in our non-binding open season in the fourth quarter of 2014, we are working with prospective shippers to finalize binding commitments for the project.

In mid-February 2015, we participated in an issues conference for our proposed Watkins Glen NGL storage facility during which the Staff of the New York State Environmental Department of Conservation took the position that there are no significant and substantive issues that require adjudication. We anticipate a ruling from the adjudicatory law judge within 90 to 120 days following the issues conference and remain optimistic that we will be able to complete the development of this much needed NGL storage facility.

Bakken Shale

Crestwood’s Bakken Shale assets are located in McKenzie, Dunn and Williams Counties, North Dakota, which along with Mountrail County, North Dakota, are the most productive and active counties in the Bakken Shale.(2) Specifically, Crestwood’s Arrow gathering system covers a dedication of more than 150,000 acres located on the Fort Berthold Indian Reservation (“FBIR”). The FBIR is a top-tier (Tier 1) development area with single well drilling economics second only to the Sanish and Parshall area located in Mountrail County.(3) Crestwood’s Bakken Shale assets and operations also include the COLT Hub (160 MBbls/d crude by rail loading facility, 1.2 million barrels of crude storage and the 10” COLT Connector pipeline) and crude oil and produced water trucking operations acquired in 2014. During the fourth quarter 2014, total crude volumes handled by Crestwood’s combined Bakken Shale assets averaged 207 MBbls/d, a 49% increase from the fourth quarter 2013, and the COLT Hub continues to be the leading North Dakota crude by rail loading facility by volume.(4)

During the fourth quarter and full-year 2014, Crestwood connected 12 and 88 wells to the Arrow gathering system, respectively. This resulted in average fourth quarter crude oil, natural gas and produced water gathering volumes of 66 MBbls/d, 43 MMcf/d, and 19 MBbls/d, respectively. Full-year 2014 average volumes gathered were 58 MBbls/d, 33 MMcf/d and 18 MBbls/d of crude, gas and water, respectively. Based on 2015 producer

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development plans, Crestwood anticipates 75-85 new well connects on the Arrow system resulting in average oil, gas and water gathering volumes of 60-65 MBbls/d, 40-45 MMcf/d and 20-25 MBbls/d, respectively. The Arrow system is expected to contribute EBITDA in the range of $75-$80 million in 2015.

During the fourth quarter and full year 2014, Crestwood’s COLT Hub recorded average rail loading volumes of 112 MBbls/d and 110 MBbls/d, respectively. Fourth quarter 2014 rail loading volumes were adversely impacted by continued customer challenges on the Burlington Northern Santa Fe rail system to load contract volumes. During the fourth quarter, we received $2.8 million of deficiency payments for the variance between actual customer loading volumes and the contracted minimums. In 2014, Crestwood completed several projects at the COLT Hub including additional crude oil loading arms, expanded storage facilities, and three additional rail release and departure tracks. These projects increased 2015 loading capacity to 160 MBbls/d and 2015 take-or-pay commitments to an average of 149 MBbls/d. The COLT expansions have improved customer scheduling logistics, allowing us to increase average daily load volumes to approximately 133 MBbls/d in January 2015. The COLT Hub is expected to generate EBITDA in the range of approximately $75-$80 million in 2015.

Powder River Basin (PRB) Niobrara Shale

Crestwood’s PRB Niobrara Shale assets, located in eastern Wyoming, primarily include a 50% joint venture interest in the Jackalope gathering system and the recently completed 120 MMcf/d Bucking Horse processing plant, jointly operated by Williams Partners LP.

During 2014, the joint venture connected 31 wells to the Jackalope system, resulting in average fourth quarter and full year 2014 gathering volumes of 68 MMcf/d and 57 MMcf/d, respectively. The significant build-out of the gathering system in 2014 resulted in a 44% and 26% increase in average volumes, respectively, over the fourth quarter and full year 2013. The Bucking Horse plant was placed into service in January 2015. Volumes are expected to ramp up to near capacity in 2015 as existing rich gas production is re-directed from third-party processing facilities and previously curtailed volumes begin to flow. Based upon Chesapeake Energy’s (“Chesapeake”) current drilling and completion plans, we expect 40-45 new wells to be connected to the Jackalope System resulting in average gathering and processing joint venture volumes of approximately 90 MMcf/d in 2015. Due to increasing gathering and processing fees associated with the Chesapeake cost of service agreements and higher volumes, the Jackalope joint venture is expected to contribute EBITDA, net to Crestwood’s interest, in the range of $20-$25 million.

Barnett Shale

Gas gathering volumes on our Barnett Shale systems averaged 424 MMcf/d in the fourth quarter 2014, approximately 4% higher than volumes in the fourth quarter 2013. Volumes for the full year 2014 were 417 MMcf/d compared to 429 MMcf/d in 2013. Fourth quarter 2014 dry gas volumes on the Lake Arlington and Alliance gathering systems averaged 261 MMcf/d, a 15% increase over the fourth quarter 2013, due to wells connected to a new lateral in the Speedway area which Crestwood installed in 2014 and producer well workover

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activities on existing wells. In the fourth quarter 2014, rich gas gathering and processing volumes on the Cowtown system averaged 163 MMcf/d, 11% lower than the fourth quarter 2013, primarily as a result of natural production decline rates on existing wells offset by workover activities.

Based upon current 2015 producer estimates, we expect Barnett gathering and processing volumes to average 380 MMcf/d and 150 MMcf/d, respectively, a 9% and 11% decrease from 2014 volumes. Crestwood continues to closely monitor the financial condition of Quicksilver Resources (“Quicksilver”). Quicksilver and its partners, Tokyo Gas Barnett Resources LP and Eni Petroleum US LLC are current on all payments to Crestwood, including payment for services rendered through January 2015. At current throughput levels, Crestwood is billing approximately $9 million per month for services rendered to Quicksilver and its partners for the dedicated Barnett Shale properties (approximately $6 million of which is attributable to Quicksilver’s net working interest, which Crestwood estimates to be 67% based upon publicly available information). In total, the Barnett Shale is expected to generate EBITDA in the range of $85-$90 million in 2015 (approximately 53% of which is estimated to be attributable to Quicksilver’s net working interest).

Tres Palacios

In December 2014, Crestwood entered into a joint venture with Brookfield Infrastructure Group (“Brookfield”) to acquire Tres Palacios from Crestwood Equity for approximately $133 million, including customary working capital and other closing adjustments. Through the joint venture with Brookfield, Crestwood has substantially improved the near term contracted revenue profile for Tres Palacios and positioned the asset to benefit from growing gas demand in the Gulf Coast / South Texas region area driven by LNG exports, power generation demand, and growing exports of gas to Mexico.

As part of the transaction, Brookfield entered into a five-year, fixed-fee contract with Tres Palacios for 15 billion cubic feet of firm storage services (“FSS”) and 150,000 MMcf/d per day of enhanced interruptible wheeling services, effective November 1, 2014. Additionally, Tres Palacios has been successful in re-contracting FSS agreements with other customers at improving FSS rates when compared to lower market rates experienced earlier in 2014. Approximately 70% of the storage capacity at Tres Palacios is now under FSS contracts through March 2016. The combination of the Brookfield agreements and recently contracted FSS services supports Crestwood’s 2015 forecast of a $4-$5 million net EBITDA contribution. Crestwood continues to pursue its FERC abandonment efforts, which are not factored into the 2015 estimate.

Footnotes

(1)	Distributable cash flow in 2015 includes approximately $15 million of cash to be paid to the holders of the Crestwood Niobrara preferred units.
(2)	Justin Kringstad, Director, North Dakota Pipeline Authority, UBS: Pipeline & Crude by Rail Conference Call, February 13, 2015.
(3)	Tudor, Pickering & Holt internal study conducted for Crestwood December 2014.
(4)	Genscape, PetroRail Report – Daily Bakken Update, December 16, 2014.

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Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 412-902-0003 or 877-407-0672 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13599569#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected cost reductions will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices (including, without limitation, lower commodity prices for sustained periods of time); the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in

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the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns the general partner interest, including the incentive distribution rights and approximately 4% of the outstanding common units of Crestwood Midstream. In addition, Crestwood Equity’s operations include an NGL supply and logistics business that serves customers in the United States and Canada.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners LP

Investor Contacts

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

Mark Stockard, 832-519-2207

mark.stockard@crestwoodlp.com

Vice President, Treasurer

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CRESTWOOD MIDSTREAM PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013 (a)
Revenues:
Gathering and processing	$83.3	$76.0	$328.5	$216.3
Storage and transportation	45.2	42.5	179.1	90.1
NGL and crude services	481.5	243.5	2,040.3	270.1
Related party	4.4	4.0	17.6	82.1

	614.4	366.0	2,565.5	658.6
Costs of product/services sold:
Gathering and processing	6.3	5.9	29.1	24.1
Storage and transportation	3.0	4.3	14.3	8.7
NGL and crude services	425.2	219.8	1,851.9	230.4
Related party	10.1	10.3	42.2	32.5

	444.6	240.3	1,937.5	295.7
Expenses:
Operations and maintenance	38.9	25.2	139.0	73.3
General and administrative	21.8	36.7	85.4	80.7
Depreciation, amortization and accretion	60.5	48.3	221.7	121.7

	121.2	110.2	446.1	275.7
Other operating income (expense):
Gain (loss) on long-lived assets, net	(34.3)	1.0	(33.6)	5.4
Goodwill impairment	(48.8)	—	(48.8)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)

Operating income (loss)	(34.5)	(14.9)	90.9	57.1
Earnings (loss) from unconsolidated affiliates, net	0.6	0.3	(0.7)	(0.1)
Interest and debt expense, net	(26.6)	(28.0)	(111.4)	(71.4)

Income before income taxes	(60.5)	(42.6)	(21.2)	(14.4)
Provision (benefit) for income taxes	(0.1)	(0.3)	0.7	0.7

Net loss	(60.4)	(42.3)	(21.9)	(15.1)
Net income attributable to non-controlling partners	(5.5)	(3.0)	(16.8)	(4.9)

Net loss attributable to Crestwood Midstream Partners LP	(65.9)	(45.3)	(38.7)	(20.0)
Net income attributable to Class A preferred units	(7.0)	—	(17.2)	—

Net loss attributable to partners	$(72.9)	$(45.3)	$(55.9)	$(20.0)

General partner’s interest in net income	$7.6	$7.5	$30.1	$26.8

Payment to Legacy Crestwood unitholders	$—	$34.9	$—	$34.9

Limited partners’ interest in net income (loss)	$(80.5)	$(87.7)	$(86.0)	$(81.7)

Net loss per limited partner unit:
Basic	$(0.43)	$(0.50)	$(0.46)	$(0.82)

Diluted	$(0.43)	$(0.50)	$(0.46)	$(0.82)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	187,972	175,451	187,942	99,183

Diluted	187,972	175,451	187,942	99,183

(a)	Financial data presented for the year ended December 31, 2013 reflects the operations of Legacy Crestwood for the entire period, and the operations of Legacy Inergy Midstream from June 19, 2013 to December 31, 2013. This presentation is required under U.S. Generally Accepted Accounting Principles (GAAP).

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CRESTWOOD MIDSTREAM PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2014	2013
Cash and cash equivalents	$4.6	$2.7

Outstanding debt:
Crestwood Midstream Partners LP
Credit Facility	$555.0	$414.9
2019 Senior Notes	350.0	350.0
Premium on 2019 Senior Notes	1.0	1.2
2020 Senior Notes	500.0	500.0
Fair value adjustment of 2020 Senior Notes	4.0	4.7
2022 Senior Notes	600.0	600.0
Other	3.5	—

Total debt	$2,013.5	$1,870.8

Total partners’ capital	$4,297.4	$4,193.1

Crestwood Midstream Partners LP partners’ capital
Class A preferred units outstanding	17.9	—
Common units outstanding	188.0	187.2

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EBITDA
Net loss	$(60.4)	$(42.3)	$(21.9)	$(15.1)
Interest and debt expense, net	26.6	28.0	111.4	71.4
Provision (benefit) for income taxes	(0.1)	(0.3)	0.7	0.7
Depreciation, amortization and accretion	60.5	48.3	221.7	121.7

EBITDA (a)	$26.6	$33.7	$311.9	$178.7
Significant items impacting EBITDA:
Unit-based compensation charges	4.2	9.3	18.1	15.8
(Gain) loss on long-lived assets, net	34.3	(1.0)	33.6	(5.4)
Goodwill impairment	48.8	—	48.8	4.1
Loss on contingent consideration	—	31.4	8.6	31.4
(Earnings) loss from unconsolidated affiliates, net	(0.6)	(0.3)	0.7	0.1
Adjusted EBITDA from unconsolidated affiliates, net	2.9	1.9	6.9	2.5
Significant transaction and environmental related costs and other items	1.5	15.9	13.9	34.7

Adjusted EBITDA (a)	$117.7	$90.9	$442.5	$261.9

Distributable Cash Flow
Adjusted EBITDA (a)	$117.7	$90.9	$442.5	$261.9
Cash interest expense (b)	(24.8)	(21.9)	(104.1)	(62.3)
Maintenance capital expenditures (c)	(7.4)	(5.0)	(20.3)	(11.6)
(Provision) benefit for income taxes	0.1	0.3	(0.7)	(0.7)
Deficiency payments	3.5	—	10.7	1.6
Other adjustments	—	—	—	0.1

Distributable cash flow attributable to CMLP (d)	$89.1	$64.3	$328.1	$189.0

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels. The year ended December 31, 2014, includes $1.5 million of maintenance capital expenditures for January 1, 2014 to September 30, 2014 that was reclassified from growth capital expenditures to maintenance capital expenditures.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and other adjustments. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EBITDA
Net cash provided by operating activities	$147.1	$56.0	$322.9	$186.5
Net changes in operating assets and liabilities	(58.4)	(4.5)	(5.4)	(24.7)
Amortization of debt-related deferred costs and premiums	(1.8)	(6.0)	(7.3)	(9.1)
Interest and debt expense, net	26.6	28.0	111.4	71.4
Unit-based compensation charges	(4.2)	(9.3)	(18.1)	(15.8)
Gain (loss) on long-lived assets, net	(34.3)	1.0	(33.6)	5.4
Goodwill impairment	(48.8)	—	(48.8)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)
Earnings (loss) from unconsolidated affiliates, net	0.6	0.3	(0.7)	(0.1)
Deferred income taxes	(0.1)	—	(0.6)	—
Provision (benefit) for income taxes	(0.1)	(0.3)	0.7	0.7
Other non-cash (income) expense	—	(0.1)	—	(0.1)

EBITDA (a)	$26.6	$33.7	$311.9	$178.7
Unit-based compensation charges	4.2	9.3	18.1	15.8
(Gain) loss on long-lived assets, net	34.3	(1.0)	33.6	(5.4)
Goodwill impairment	48.8	—	48.8	4.1
Loss on contingent consideration	—	31.4	8.6	31.4
(Earnings) loss from unconsolidated affiliates, net	(0.6)	(0.3)	0.7	0.1
Adjusted EBITDA from unconsolidated affiliates, net	2.9	1.9	6.9	2.5
Significant transaction and environmental related costs and other items	1.5	15.9	13.9	34.7

Adjusted EBITDA (a)	$117.7	$90.9	$442.5	$261.9

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gathering and Processing
Revenues	$84.3	$76.6	$332.5	$291.2
Costs of product/services sold	16.4	16.2	71.3	56.6
Operations and maintenance expense	18.9	14.4	62.9	54.9
Gain (loss) on long-lived assets, net	(32.8)	1.0	(32.7)	5.4
Goodwill impairment	(18.5)	—	(18.5)	(4.1)
Loss on contingent consideration	—	(31.4)	(8.6)	(31.4)
Earnings from unconsolidated affiliate	0.4	0.5	0.5	0.1

EBITDA	$(1.9)	$16.1	$139.0	$149.7

Storage and Transportation
Revenues	$45.2	$42.5	$179.1	$90.1
Costs of product/services sold	3.0	4.3	14.3	8.7
Operations and maintenance expense	3.7	4.6	16.6	9.9
Gain on long-lived assets	—	—	0.6	—
Earnings from unconsolidated affiliate	0.2	—	0.2	—

EBITDA	$38.7	$33.6	$149.0	$71.5

NGL and Crude Services
Revenues	$484.9	$246.9	$2,053.9	$277.3
Costs of product/services sold	425.2	219.8	1,851.9	230.4
Operations and maintenance expense	16.3	6.2	59.5	8.5
Loss on long-lived assets	(1.5)	—	(1.5)	—
Goodwill impairment	(30.3)	—	(30.3)	—
Loss from unconsolidated affiliate	—	(0.2)	(1.4)	(0.2)

EBITDA	$11.6	$20.7	$109.3	$38.2

Total Segment EBITDA	$48.4	$70.4	$397.3	$259.4
Corporate	(21.8)	(36.7)	(85.4)	(80.7)

EBITDA	$26.6	$33.7	$311.9	$178.7

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gathering and Processing (MMcf/d)
Marcellus	629.1	461.2	597.9	419.6
Barnett rich	162.3	182.5	170.1	196.9
Barnett dry	261.3	226.6	247.2	231.8
Fayetteville	85.2	122.1	98.0	98.4
PRB Niobrara - Jackalope Gas Gathering (a)	68.4	47.5	56.5	45.0
Other	44.8	46.1	44.6	53.1

Total gathering volumes	1,251.1	1,086.0	1,214.3	1,044.8
Processing volumes	186.5	198.1	189.5	210.2
Compression volumes	657.7	347.3	542.3	295.5

Storage and Transportation
Northeast Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	34.8	34.8
Firm storage services (MMcf/d)	384.5	438.5	458.3	478.3
Interruptible storage services (MMcf/d)	73.9	25.3	46.5	21.4
Transportation - firm contracted capacity (MMcf/d)	975.0	875.0	940.0	875.0
% of operational capacity contracted	100%	100%	100%	100%
Firm services (MMcf/d)	1,192.8	891.4	1,066.9	851.2
Interruptible services (MMcf/d)	208.5	378.0	252.5	355.5
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	23.5	—	23.5	—
% of operational capacity contracted	61%	—%	61%	—%
Firm storage services (MMcf/d) (b)	40.6	—	40.6	—
Interruptible storage services (MMcf/d) (b)	193.9	—	193.9	—

NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	65.8	47.3	57.9	47.3
Natural gas (MMcf/d)	42.9	13.7	33.1	13.7
Water (MBbls/d)	19.3	11.4	17.8	11.4
COLT Hub
Rail loading (MBbls/d)	111.9	85.5	109.7	82.3
Connector pipeline (MBbls/d) (c)	7.8	5.6	7.8	4.7
Crude barrels trucked (MBbls/d)	21.0	—	18.3	—
Total Bakken crude barrels handled (MBbls/d)	206.5	138.4	193.7	134.3
Douglas terminal rail loading (MBbls/d) (a)	7.5	—	5.6	—
NGL Storage capacity, 100% contracted (MBbls)	1,500.0	1,500.0	1,500.0	1,500.0

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	In December 2014, we acquired 50.01% interest in Tres Palacios Gas Storage LLC, operational data reported for the three and twelve months ended December 31, 2014 only represents December 2014 and is at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 36.5 MBbls/d and 31.6 MBbls/d for the three and twelve months ended December 31, 2014, 19.1 MBbls/d and 20.0 MBbls/d for the three and twelve months ended December 31, 2013.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2015 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2015 Range Low - High
Net income	$73 - $113
Interest and debt expense, net	125
Depreciation, amortization and accretion	240 - 250
Unit-based compensation charges	20
Earnings from unconsolidated affiliates	(13) - (18)
Adjusted EBITDA from unconsolidated affiliates	25 - 30

Adjusted EBITDA	$480 - $510

Cash interest expense (a)	(118)
Maintenance capital expenditures (b)	(22) - (25)
Other adjustments (c)	(2)

Distributable cash flow attributable to CMLP	$335 - $365

(a)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Represents the change in deferred revenues related to deficiency payments in 2015.